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                                                                     EXHIBIT 4.1

                                 SHELDAHL, INC.
                     CERTIFICATE OF DESIGNATION, PREFERENCES
                             AND RIGHTS OF SERIES G
                           CONVERTIBLE PREFERRED STOCK

         Pursuant to Section 302A.401 of the Minnesota Business Corporation Act:

         I, the undersigned officer of Sheldahl, Inc., a Minnesota corporation (the "Company"), in accordance with the provisions of Section 302A.401, DO HEREBY CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Company, the Board of Directors on ____________, 200_ adopted the following resolution creating a series of Eleven Thousand Three Hundred Three (11,303) shares of preferred stock designated as Series G Convertible Preferred Stock:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of this Company in accordance with the provisions of its Articles of Incorporation, a series of preferred stock known as the Series G Convertible Preferred Stock be, and hereby is, created and that the designation and amount thereof and the rights and preferences of the shares of such preferred stock are as follows:

         Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as the Series G Convertible Preferred Stock (the "Series G Preferred Stock"), and the number of shares so designated shall be 11,303 (which shall not be subject to increase without the prior written consent of all of the holders of Series G Preferred Stock then outstanding). Each share of Series G Preferred Stock shall have a par value of $1.00 per share and a stated value of $1,000 per share (the "Stated Value").

         Section 2. Dividends and Redemption.

         (a) (i) Each Holder of Series G Preferred Stock of record as of the date fifteen calendar days prior to each anniversary of the Original Issue Date (the "Record Date") shall receive annually on such anniversary of the Original Issue Date, or if such date is not a Business Day, the first Business Day following such anniversary of the Original Issue Date, (the "Dividend Payment Date"),with respect to shares held on such Record Date by such holder, cumulative dividends payable in shares of the Company's Common Stock (as defined in Section 6) in an amount equal to a fraction, of which the numerator is 11.0594587% of the Stated Value of the


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shares of the Series G Preferred Stock held on such Record Date by such holder and of which the denominator is the Dividend Conversion Price (as defined in Section 5(c)(i)) on such Record Date or, at the Company's option for dividends accruing after the second anniversary of the Original Issue Date, cash in an amount equal to 11.0594587% of the Stated Value of the Series G Preferred Stock held on such Record Date by such holder.

                  (ii) In connection with any conversion of Series G Preferred Stock, each holder of Series G Preferred Stock that provides a Holder Conversion Notice (as defined below) to the Company in the case of conversion at the holder's option, and each holder of record of Series G Preferred Stock in the case of conversion at the Company's option shall receive, on each Holder Conversion Date (as defined in Section 5(a)(i)), or Company Conversion Date (as defined in Section 5 (a)(ii)), as the case may be, with respect to each share converted, (x) all accrued, but unpaid dividends with respect to each preceding Dividend Payment Date, calculated as provided in Section 2(a)(i), and (y) all accrued, but unpaid dividends with respect to the period commencing with the day after the most recent Dividend Payment Date and ending on the Conversion Date (the "Period"), payable in shares of the Company's Common Stock in an amount equal to a fraction, of which the numerator is 11.0594587% of the Stated Value of the shares of the Series G Preferred Stock held on such Conversion Date by such holder multiplied by the Pro Rata Dividend Amount (as defined below in this Section 2(a)(ii)) and of which the denominator is the Dividend Conversion Price (as defined in Section 5(c)(i)) on such Conversion Date or, at the Company's option for dividends accruing after the second anniversary of the Original Issue Date, cash in an amount equal to 11.0594587% of the Stated Value of the Series G Preferred Stock held on such Conversion Date by such holder multiplied by the Pro Rata Dividend Amount (as defined below in this Section 2(a)(ii)). The "Pro Rata Dividend Amount" shall equal a fraction of which the numerator is the number of days elapsed during the Period and of which the denominator is 360.

                  (iii) Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date (as defined in Section 6), and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends.

                  (iv) No payment shall be made pursuant to this Section 2 until all accrued and unpaid dividends on the Company's Series D Preferred Stock (the "Series D Preferred Stock") the Company's Series E Preferred Stock (the "Series E Preferred Stock") and on the Company's Series F Preferred Stock (the "Series F Preferred Stock") previously issued by the Company for all past dividend periods shall have been paid and all conversion notices related thereto have been honored to the date of such payment.

         (b) So long as any Series G Preferred Stock shall remain outstanding, except with respect to the redemption or exchange of "rights" under the Rights Agreement, dated as of June 16, 1996, between the Company and Norwest Bank Minnesota, N.A. (the "Rights Agreement") and the Series A Junior Participating Stock reserved for issuance in connection therewith, neither


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the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 6), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities unless the Company is in compliance with its obligations hereunder.

         (c) In no circumstances may the Company require redemption of any shares of Series G Preferred Stock without the holder's consent.

         Section 3. Voting Rights.

         Except as otherwise provided herein and as otherwise required by law, the Series G Preferred Stock shall have no voting rights. However, so long as any shares of Series G Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of 75% of the holders of the Series G Preferred Stock then outstanding, alter or change adversely the powers, preferences or rights given to the Series G Preferred Stock; (b) alter or amend this Certificate of Designation in a manner adverse to the holders of Series G Preferred Stock; (c) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 4) or otherwise senior to or pari passu with the Series G Preferred Stock, except for the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock; (d) amend its articles of incorporation, bylaws or other charter documents so as to affect adversely any rights of any holders of Series G Preferred Stock; (e) increase the authorized number of shares of Series G Preferred Stock; or (f) enter into any agreement with respect to the foregoing.

         Section 4. Liquidation.

         (a) Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of Series G Preferred Stock shall receive, out of the assets of the Company, after payment of all amounts due the holders of Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock, but before any distribution or payment shall be made to the holders of any Junior Securities for each share of Series G Preferred Stock, an amount equal to:

                  (i) the Stated Value multiplied by 2.2118022; plus

                  (ii) an amount equal to all accrued but unpaid dividends, whether declared or not; minus

                  (iii) the product of the Per Share Market Value on the Liquidation Adjustment Calculation Date (as defined below in this Section 4) multiplied by the "Share Adjustment Number," which shall initially be 437.41758 (as may be adjusted for any stock splits, reverse


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stock splits or stock dividends on the Common Stock), provided, however, that the Share Adjustment Number for each share of Series G Stock shall be reduced by subtracting a number equal to the number of shares of Common Stock the holder elects to surrender to the Company divided by the number of shares of Series G Preferred Stock held by such holder. The holder shall effect such election by surrendering the certificate or certificates representing the shares of Common Stock the holder wishes to surrender, together with the form of election notice attached hereto as Exhibit C.

         (b) Any surrender of shares to the Company shall not be deemed effective unless and until all amounts due under this Section 4 have been paid to the holder thereof.

         (c) If the assets of the Company shall be insufficient to pay in full such amounts as required by this Section 4 after payment of all amounts due the holders of the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock then the entire assets to be distributed to the holders of Series G Preferred Stock shall be distributed among the holders of Series G Preferred Stock ratably in accordance with the respective amounts that would be payable on to such holders if the maximum amounts payable thereon were paid in full. If, and to the extent that the full amount due to the holders of the Series G Preferred Stock for each share of Series G Preferred Stock held is not paid on Liquidation because the assets of the Company are insufficient to pay such full amount, the amount due to the holders of the Series G Preferred Stock for each share of Series G Preferred Stock shall not be reduced by the Share Adjustment Number.

         (d) A sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 5.

         (e) The Company shall mail written notice of any such Liquidation after the Board of Directors has adopted a final plan of Liquidation, but not less than 30 days prior to any payment date stated therein, to each record holder of Series G Preferred Stock, stating the "Liquidation Adjustment Calculation Date", which shall be ten business days after the Board of Directors has adopted such plan.

         Section 5. Conversion.

         (a) (i) Each share of Series G Preferred Stock is convertible by the holder thereof into shares of Common Stock at the Conversion Ratio (as defined in Section 6) in effect on the Holder Conversion Date (as defined below in this Section (5)(a)(i)), at the option of the holder in whole or in part at any time after the Original Issue Date. The holder shall effect conversions by surrendering the certificate or certificates representing the shares of Series G Preferred Stock to be converted to the Company, together with the form of conversion notice attached hereto as Exhibit A (the "Holder Conversion Notice"), a copy of which, notwithstanding anything herein


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to the contrary, shall also be promptly sent to the Company's transfer agent and the Company's counsel. Each Holder Conversion Notice shall specify the number of shares of Series G Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date on which the holder delivers such Conversion Notice by facsimile (the "Holder Conversion Date"). If no Holder Conversion Date is specified in a Holder Conversion Notice, the Holder Conversion Date shall be the date that the Holder Conversion Notice is deemed delivered pursuant to Section 5(h). If the holder is converting less than all shares of Series G Preferred Stock represented by the certificate or certificates tendered by the holder with the Holder Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to such holder (in the manner and within the time set forth in Section 5(b)) a certificate for such number of shares as have not been converted. Shares issuable upon conversion at the option of the holder in accordance with this Section 5(a)(i) shall be deemed for all purposes to have been issued on the applicable Holder Conversion Date. Certificates initially issued to represent such shares shall be dated as of such Holder Conversion
Date.

         (ii) If, at any time after eighteen (18) months following the Original Issue Date, (A) the Per Share Market Value (as defined in Section 6) is greater than $12.50 (as adjusted for stock splits, reverse stock splits and stock dividends) for at least 30 consecutive Business Days (as defined in Section 6);
(B) the average daily trading volume of the Common Stock on the Nasdaq National Market for such 30 consecutive Business Days exceeds 50,000 shares (as adjusted for stock splits, reverse stock splits and stock dividends); and (C) none of the Shares of the Company's Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, or any other shares of Preferred Stock (other than the Series G Preferred Stock) that have been issued solely to circumvent the automatic conversion of the Series G Preferred Stock pursuant to this Section 5(a)(ii) is outstanding, then the Company may, upon 10 days notice provided thereafter, require the conversion of all but not less than all of the then outstanding and unconverted shares of Series G Preferred Stock at the Conversion Ratio in effect on the Company Conversion Date (as defined below) by delivering to the holders a notice in the form attached hereto as Exhibit B (the "Company Conversion Notice"). Each Company Conversion Notice shall specify the date on which such conversion is to be effected, which date may not be prior to the 10th day after the Company delivers such Company Conversion Notice by facsimile (the "Company Conversion Date"). If no Company Conversion Date is specified in a Company Conversion Notice given under this Section the Company Conversion Date shall be the 11th day after the Company Conversion Notice is deemed delivered pursuant to Section 5(h). Nothing contained herein shall limit a holder's right to convert any or all of the Preferred Stock held by it prior to the Company Conversion Date. Shares issuable upon conversion at the option of the Company in accordance with this Section 5 (a)(ii) shall be deemed for all purposes to have been issued on the applicable Company Conversion Date. Certificates initially issued to represent such Shares shall be dated as of such Company Conversion Date.

         (iii) In the event of any such conversion of Series G Preferred Stock, holders thereof shall be entitled to receive dividends in accordance with
Section 2(a)(ii) hereof.


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         A Holder Conversion Date and a Company Conversion Date are sometimes referred to herein as a "Conversion Date" and a Holder Conversion Notice and a Company Conversion Notice are sometimes referred to as a "Conversion Notice."

         (b) Not later than ten Business Days after the Conversion Date and receipt by the Company of an original share certificate representing the shares of Series G Preferred Stock to be converted, the Company will deliver to the holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.1(b) of the Purchase Agreement or as may be required by the Rights Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Series G Preferred Stock; (ii) if the Company so elects or is required to pay accrued dividends in Common Stock, an original share certificate representing that number of shares of Common Stock payable in respect of accrued but unpaid dividends; (iii) if the Company so elects and is permitted to pay accrued dividends in cash, a bank check in the amount of the accrued but unpaid dividends; and (iv) one or more certificates representing the number of shares of Series G Preferred Stock not converted; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Preferred Stock until certificates evidencing such shares of Series G Preferred Stock are either delivered for conversion to the Company or the transfer agent for the Series G Preferred Stock or Common Stock, or the holder of such Series G Preferred Stock notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith.

         (c) (i) The conversion price for each share of Series G Preferred Stock (the "Conversion Price") on any Conversion Date shall be $2.770558 (the "Initial Conversion Price"), as adjusted from time to time as provided in this Section 5(c). The Dividend Conversion Price shall initially be $3.5384827 as adjusted from time to time as provided in this Section 5(c).

                  (ii) If the Company, at any time while any shares of Series G Preferred Stock are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities payable in shares of Common Stock; (b) subdivide outstanding shares of Common Stock into a larger number of shares; (c) combine outstanding shares of Common Stock into a smaller number of shares; or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Conversion Price and the Dividend Conversion Price shall each be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.


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                  (iii) If the Company, at any time while any shares of Series G
Preferred Stock are outstanding, shall issue rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value of Common Stock at the record date mentioned below, the Conversion Price and the Dividend Conversion Price shall each be multiplied by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Conversion Price and Dividend Conversion Price pursuant to this Section 5(c)(iii), if any such right or warrant shall expire and shall not have been exercised, the Conversion Price and Dividend Conversion Price shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price and Dividend Conversion Price made pursuant to the provisions of this Section 5 after the issuance of such rights or warrants) had the adjustment of the Conversion Price and Dividend Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

                  (iv) If the Company, at any time while shares of Series G Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to holders of Series G Preferred Stock) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 5(c)(ii) and (iii) above), then in each such case the Conversion Price or the Dividend Conversion Price at which each share of Series G Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price or the Dividend Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however, that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "Appraiser") selected in good faith by the holders of a majority in interest of


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the shares of Series G Preferred Stock then outstanding and reasonably acceptable to the Company. In either case the adjustments shall be described in a statement provided to the holders of Series G Preferred Stock of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

                  (v) All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

                  (vi) Whenever the Conversion Price and the Dividend Conversion Price are adjusted pursuant to Section 5(c)(ii),(iii) or (iv), the Company shall promptly mail to each holder of Series G Preferred Stock, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

                  (vii) In case of any reclassification of the Common Stock, any consolidation or merger of the Company with or into another person pursuant to which the Company will not be the surviving entity, the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the holders of Series G Preferred Stock then outstanding shall convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the holders of the Series G Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Company into which such shares of Series G Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the holder of Series G Preferred Stock the right to receive the securities, cash or property set forth in this Section 5(c)(vii) upon any conversion or redemption following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

                  (viii)   If:

                           A. the Company shall declare a dividend (or any other distribution) on its Common Stock; or

                           B.       the Company shall declare a special
                                    nonrecurring cash dividend on or a
                                    redemption of its Common Stock; or

                           C. the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or


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                           D.       the approval of any stockholders of the
                                    Company shall be required in connection with any reclassification of the Common Stock of the Company, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

                           E. the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Series G Preferred Stock, and shall cause to be mailed to the holders of Series G Preferred Stock at their last addresses as they shall appear upon the stock books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined; or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

         (d) The Company will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series G Preferred Stock and payment of dividends on Series G Preferred Stock, each as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of Series G Preferred Stock, not less than such number of shares of Common Stock as shall be issuable, upon the conversion of all outstanding shares of Series G Preferred Stock and payment of dividends hereunder. All shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued and fully paid, nonassessable and freely tradable (except as may be required pursuant to Section 3.1(b) of the Purchase Agreement).

         (e) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the holder of a share of Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.


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         (f) The issuance of certificates for shares of Common Stock on conversion of Series G Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Series G Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

         (g) Shares of Series G Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated stock.

         (h) Any and all notices or other communications or deliveries to be provided by the holders of the Series G Preferred Stock hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the attention of the Chief Executive Officer of the Company at the facsimile telephone number or address of the principal place of business of the Company as set forth in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each holder of Series G Preferred Stock at the facsimile telephone number or address of such holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 11:59 p.m. (Central Time) on such date of transmission; (ii) four days after deposit in the United States mails; (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service; or (iv) upon actual receipt by the party to whom such notice is required to be given.

         Section 6. Definitions. For the purposes hereof, the following terms shall have the following meanings:

         a) "Affiliate" has the meaning set forth in Section 302A.011 of the Minnesota Business Corporation Act.

         b) "Associate" has the meaning set forth in Section 302A.011 of the Minnesota Business Corporation Act.

         c) "Appraiser" has the meaning set forth in Section 5(c)(iv).


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         d) "Business Day" means any day except a day on which the Nasdaq
         National Market, the NYSE or the AMEX, as applicable, if the Common Stock is listed for trading or quoted thereon at such time, is closed, and if the Common Stock is not listed for trading or quoted on any of the Nasdaq National Market, the NYSE or the AMEX at such time, then "Business Day" shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Minnesota generally are authorized or required by law or other government actions to close.

         e) "Common Stock" means the common stock, $.25 par value per share, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

         f) "Company Conversion Date" has the meaning set forth in
         Section 5(a)(ii).

         g) "Company Conversion Notice" has the meaning set forth in
         Section 5(a)(ii).

         h) "Conversion Date" has the meaning set forth in Section 5(a)(iii).

         i) "Conversion Notice" has the meaning set forth in Section 5(a)(iii).

         j) "Conversion Price" has the meaning set forth in Section 5(c)(i).

         k) "Conversion Ratio" with respect to a share of Series G Preferred Stock means, at any time, a fraction, of which the numerator is the Stated Value and the denominator is the Conversion Price at such time.

         l) "Dividend Conversion Price" has the meaning set forth in
         Section 5(c)(i).

         m) "Dividend Payment Date" has the meaning set forth in
         Section 2(a)(i).

         n) "Holder Conversion Date" has the meaning set forth in
         Section 5(a)(i).

         o) "Holder Conversion Notice" has the meaning set forth in
         Section 5(a)(i).

         p) "Initial Conversion Price" has the meaning set forth in
         Section 5(c)(i).

         q) "Junior Securities" means the Common Stock and all equity securities (other than the Series D, Series E Preferred Stock and Series F Preferred Stock) of the Company.

         r) "Liquidation" has the meaning set forth in Section 4.

         s) "Liquidation Adjustment Calculation Date" has the meaning set forth in Section 4.

         t) "Original Issue Date" means the date of the first issuance of any shares of the Series G Preferred Stock regardless of the number of transfers of any particular shares of Series G Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

         u) "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on the Nasdaq National Market or other stock exchange or quotation system on which the Common Stock is then listed or quoted or, if there is no such closing bid price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date for which there is such a closing bid price; or (b) if the Common Stock is not listed or quoted then on the Nasdaq National Market or any stock exchange or quotation system, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the Nasdaq National Market, Bloomberg, L.P. or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date; or (c) if closing bid prices for the Common Stock are not then reported by the Nasdaq National Market, Bloomberg, L.P. or in the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the holder; or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser mutually acceptable to the holders and the Company.

         v) "Period" has the meaning set forth in Section 2(a)(ii).

         w) "Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

         x) "Pro Rata Dividend Amount" has the meaning set forth in
         Section 2(a)(ii).

         y) "Purchase Agreement" means the Stock Purchase Agreement, dated as of November 10, 2000, among the Company and the original holders of the Series G Preferred Stock.

         z) "Record Date" has the meaning set forth in Section 2(a)(i).

         aa) "Rights Agreement" has the meaning set forth in Section 2 (b).

         ab) "Series G Preferred Stock" has the meaning set forth in Section 1.

         ac) "Stated Value" has the meaning set forth in Section 1.

         IN WITNESS WHEREOF, I have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this ___ day of _________, 200_.

                                                SHELDAHL, INC.


                                                By
                                                    ---------------------------
                                                    Jill D. Burchill
                                                    Its Chief Financial Officer

                                    EXHIBIT A

                              NOTICE OF CONVERSION
                            AT THE ELECTION OF HOLDER

(To be Executed by the Registered Holder in order to Convert Shares of Series G Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series G Convertible Preferred Stock indicated below, into the number of shares of Common Stock, par value $.25 per share (the "Common Stock"), of Sheldahl, Inc. (the "Company") indicated below, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:
                             ---------------------------------------------------
                             Date to Effect Conversion


                             ---------------------------------------------------
                             Number of shares of Series G Preferred Stock to be Converted


                             ---------------------------------------------------
                             Number of shares of Common Stock to be Issued

                             Applicable Conversion Price

                             Signature

                             Name

                             Address

                                    EXHIBIT B

                             NOTICE OF CONVERSION AT

                           THE ELECTION OF THE COMPANY

Sheldahl, Inc. (the "Company") hereby represents and warrants that the conditions precedent to a Conversion at the option of the Company pursuant to
Section 5(a)(ii) have been satisfied and therefore hereby notifies the addressee hereof that the Company hereby elects to exercise its right to convert [ ] shares of its Series G Convertible Preferred Stock (the "Preferred Stock") held by the Holder into shares of Common Stock, par value $.25 per share (the "Common Stock") of the Company according to the terms hereof, as of the date written below. No fee will be charged to the Holder for any conversion hereunder, except for such transfer taxes, if any which may be incurred by the Company if shares are to be issued in the name of a person other than the person to whom this notice is addressed.

Conversion calculations:
                             ---------------------------------------------------
                             Date to Effect Conversion


                             Number of shares of Preferred Stock to be Converted

                             Number of shares of Common Stock to be Issued

                             Applicable Conversion Price

                             Name of Holder

                             Address of Holder

                                    EXHIBIT C

                               NOTICE OF ELECTION

                            TO SURRENDER COMMON STOCK

(To be Executed by the Registered Holder)

The undersigned hereby elects to surrender to the Company ____ shares of Common Stock, par value $.25 per share (the "Common Stock"), of Sheldahl, Inc. (the "Company") pursuant to Section 4 of the Series G Convertible Preferred Certificate of Designation.

437.533805 (as may be adjusted for any stock splits, reverse stock splits or stock dividends on the Common Stock occurring after the filing of the Series G Certificate of Designation)

         minus

(_____ shares of Common Stock surrendered

         divided by

_____ shares of Series G Convertible Preferred Stock held)

         equals the Share Adjustment Number ______.



                                            Signature

                                            Name

                                            Address